SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                 ------------

                                 SCHEDULE 13G


                                (Rule 13d-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                     PURSUANT TO RULES 13d-(b) and (c) and
               AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)


                               (Amendment No. 1)*


                                 TV Filme, Inc.
-------------------------------------------------------------------------------
                               (Name of Issuer)

                        Common Stock, par value $0.01
-------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  873071 10 4
-------------------------------------------------------------------------------
                                (CUSIP Number)


                              ------------------





            *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

            The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------              -----------------------------------
CUSIP No. 873071 10 4           13G      Page      2      of      7        Pages
                                              -----------    -------------
--------------------------              -----------------------------------



--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Warburg, Pincus Investors, L.P.


--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [   ]
                                                                      (b)  [ X ]


--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------

              5     SOLE VOTING POWER
  NUMBER OF
   SHARES           -0-
BENEFICIALLY
  OWNED BY
    EACH
  REPORTING
 PERSON WITH
             -------------------------------------------------------------------
              6     SHARED VOTING POWER

                    4,530,708
             -------------------------------------------------------------------
              7     SOLE DISPOSITIVE POWER

                    -0-
             -------------------------------------------------------------------
              8     SHARED DISPOSITIVE POWER

                    4,530,708

--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,530,708
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
        CERTAIN SHARES*                                                 |_|


--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


           41.9%


--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*


        PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------            -----------------------------------
CUSIP No. 873071 10 4           13G      Page      3      of      7        Pages
                                              -----------    -------------
----------------------------            -----------------------------------




--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Warburg, Pincus & Co.


--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [   ]
                                                                      (b)  [ X ]


--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        New York
--------------------------------------------------------------------------------

              5     SOLE VOTING POWER
  NUMBER OF
   SHARES           -0-
BENEFICIALLY
  OWNED BY
    EACH
  REPORTING
 PERSON WITH
             -------------------------------------------------------------------
              6     SHARED VOTING POWER

                    4,530,708
             -------------------------------------------------------------------
              7     SOLE DISPOSITIVE POWER

                    -0-
             -------------------------------------------------------------------
              8     SHARED DISPOSITIVE POWER

                    4,530,708

--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,530,708
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
        CERTAIN SHARES*                                                 |_|


--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           41.9%

--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*


        PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------            -----------------------------------
CUSIP No. 873071 10 4           13G      Page      4      of      7        Pages
                                              -----------    -------------
----------------------------            -----------------------------------




--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        E.M. Warburg, Pincus & Co., LLC


--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [   ]
                                                                      (b)  [ X ]


--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        New York
--------------------------------------------------------------------------------

              5     SOLE VOTING POWER
  NUMBER OF
   SHARES           -0-
BENEFICIALLY
  OWNED BY
    EACH
  REPORTING
 PERSON WITH
             -------------------------------------------------------------------
              6     SHARED VOTING POWER

                    4,530,708
             -------------------------------------------------------------------
              7     SOLE DISPOSITIVE POWER

                    -0-
             -------------------------------------------------------------------
              8     SHARED DISPOSITIVE POWER

                    4,530,708

--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,530,708
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
        CERTAIN SHARES*                                                 |_|


--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           41.9%

--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*


        OO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------            -----------------------------------
CUSIP No. 873071 10 4           13G      Page      5      of      7        Pages
                                              -----------    -------------
----------------------------            -----------------------------------

Item 1(a).  NAME OF ISSUER:

            TV Filme, Inc., a Delaware corporation (the "Issuer").

Item 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            c/o ITSA Intercontinental Telecomunicacoes, Ltda.
                SCS, Quadra 07-Bl.A
                SALA 601
                70.300-911 Brasilia-DF
                Brazil

Items 2(a)
 and 2(b).  NAME OF PERSON FILING; ADDRESS OF PRINCIPAL BUSINESS OFFICE:

            This statement is filed by and on behalf of (a) Warburg, Pincus Investors, L.P., a Delaware limited partnership ("WPI"); (b) Warburg, Pincus & Co., a New York general partnership ("WP"); and
            (c) E.M. Warburg, Pincus & Co., LLC, a New York limited liability company ("EMW LLC"), which manages WPI. WP, the sole general partner of WPI, has a 20% interest in the profits of WPI. Lionel I. Pincus is the managing partner of WP and the managing member of EMW LLC and may be deemed to control both WP and EMW LLC. The members of EMW LLC are substantially the same as the partners of WP. The business address of each of the foregoing is 466 Lexington Avenue, New York, New York 10017.

Item 2(c).  CITIZENSHIP:

            Not Applicable.

Item 2(d).  TITLE OF CLASS OF SECURITIES:

            This statement relates to shares of the Issuer's common stock, par value $0.01 per share (the "Common Stock") of the Issuer.

Item 2(e).  CUSIP NUMBER:

            873071 10 4

Item 3.     Not Applicable.

----------------------------            -----------------------------------
CUSIP No. 873071 10 4           13G      Page      6      of      7        Pages
                                              -----------    -------------
----------------------------            -----------------------------------


Item 4.     OWNERSHIP:

            (a)  AMOUNT BENEFICIALLY OWNED:

            4,530,708 shares of Common Stock, as of December 31, 1997.


            (b)  PERCENT OF CLASS:

            41.9% (based on the number of shares of Common Stock reported to be outstanding in the Issuer's Form 10-Q for the fiscal quarter ended September 30, 1997).

            (c)   (i)     -0-
                  (ii)    4,530,708
                  (iii)   -0-
                  (iv)    4,530,708

Item 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

            Not Applicable.

Item 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

            Not Applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

            Not Applicable.

Item 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

            Not Applicable.

Item 9.     NOTICE OF DISSOLUTION OF GROUP:

            Not Applicable.

Item 10.    CERTIFICATION:

            Not Applicable.

----------------------------            -----------------------------------
CUSIP No. 873071 10 4           13G      Page      7      of      7        Pages
                                              -----------    -------------
----------------------------            -----------------------------------


                                   SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                   WARBURG, PINCUS INVESTORS, L.P.
                                   By: Warburg, Pincus & Co.,
Dated:  February 11, 1998               General Partner


                                   By:  /s/ Stephen Distler
                                      ----------------------------
                                       Stephen Distler, Partner



                                   WARBURG, PINCUS & CO.
Dated:  February 11, 1998
                                   By:  /s/ Stephen Distler
                                      ----------------------------
                                       Stephen Distler, Partner



                                   E.M. WARBURG, PINCUS & CO., LLC

                                   By:  /s/ Stephen Distler
                                      ----------------------------
                                       Stephen Distler, Member